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                                                                   Exhibit 10.31

[PHOENIX VENTURES LOGO]

October 14, 2004

Mr. John G. Murphy
CEO and President
US Helicopter Corporation
Downtown Manhattan Heliport
Pier 6, East River
New York, NY 10004

RE:   Engagement of Phoenix Ventures, LLP

Dear Jerry:

      Thank you for considering Phoenix Ventures (hereinafter, "We" or the "Firm") as your consultant for purposes of filing federal and state economic development and labor applications. As such, Phoenix Ventures would provide to US Helicopter (hereinafter the "Company") with a variety of services listed below. If such terms listed below are acceptable, this letter, when signed by you and returned to the Firm, shall constitute an agreement (the "Agreement") between US Helicopter and Phoenix.

            1. Economic Development Grant/Loan/Guarantee Preparation and Administration

      Phoenix Ventures has existing working relationships with many Federal and State agencies, including but not limited to the New Jersey State Treasurer's Office, the New Jersey Department of Labor, the New Jersey Economic Development Authority, and the New Jersey Department of Community Affairs. The goal of assisting US Helicopter with their project is to secure grant monies, low interest loans, lease/loan guarantees or other financial assistance to support US Helicopter in the timely execution of its business plan.

            2.    Community Economic Development Programs

      Phoenix Ventures will provide assistance to US Helicopter in the execution of its business plan by identifying possible locations for operations. Phoenix will evaluate community interest, arrange introductions, assess incentives, determine the opportunity for public finance assistance, identify tax impacts or incentives and coordinate for the company various economic development programs as they relate to the company's business plans.

                    427 RIVER VIEW PLAZA ~ TRENTON, NJ 08611
                    PHONE (609)-656-0800 ~ FAX (609)-656-0869

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Phoenix Venuters Contractt Proposal: US Helicopter Corporation.

            3.    BEIP Grants

      Once US Helicopter identifies possible locations for its base operations, Phoenix will submit a BEIP grant application to the NJEDA for all NJ locations. Phoenix will coordinate and monitor the application process, arrange for meetings with NJEDA officials when necessary and represent the company in all matters pursuant to the successful completion of the grant process.

            4.    NJ Department of Labor Training Grants

      Phoenix will assist US Helicopter in obtaining NJDOL training grants. The goal will be to secure grant monies for the hiring of outside training consultants, the reimbursement of current employee trainers for their time spent in training existing and prospective employees of US Helicopter along with the reimbursement of the Company for time spent by designated employees in approved training programs. Specifically, the Firm will prepare various training grants to be filed with the State of New Jersey Department of Labor and Workforce Development.

      It is agreed that US Helicopter retains the Firm for representation for a period of one (1) year, such term of service beginning October 15, 2004 and ending October 14, 2005.

      Phoenix Ventures will be compensated for such services $5,000, payable $2,500 per month for two months. This cumulative amount will be reduced from any other fee Phoenix Ventures earns from US Helicopter for any other specifically agreed upon project, grant application or fee for service work. Us Helicopter will also pay reasonable expenses for Federal Express if needed, messenger services or other mutually agreed upon expenses incurred by the Firm on its behalf. The Firm will provide an invoice at the end of each month detailing expenses incurred.

      In addition, with respect to any funds or grant monies that US Helicopter receives through the efforts of Phoenix Ventures. Phoenix Ventures will be compensated in an amount equal to a percentage of such funds or grant monies ("Compensation Fee"), as and when such funds are received by US Helicopter, with a credit against any monthly fees being paid to Phoenix by the Company as follows:

  1.    Economic Development Grant/Loan/Guarantee Preparation and
        Administration:

              -     Grant/Loans - 2%

              -     Guarantees - 2%

  2.    Community Economic Development Programs - 4%.

  3.    BEIP Grants - 4%

  4.    NJ Department of Labor Training Grants - 4%

      In the event that this Agreement is terminated by either party, and US Helicopter receives federal or state grant monies as a result of applications worked on by Phoenix on behalf of the Company, the Company is still responsible for the payment of Compensation Fee.

                    427 RIVER VIEW PLAZA ~ TRENTON, NJ 08611
                    PHONE (609)-656-0800 ~ FAX (609)-656-0869

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Phoenix Venuters Contractt Proposal: US Helicopter Corporation.

      The Firm agrees that all information provided by US Helicopter to the Firm, at all times shall remain, confidential.

      After a six (6) month period, the Firm and US Helicopter will review its time and activity, and make any contractual adjustments accordingly.

      After the six (6) month period described above, either the Firm or US Helicopter may cancel this Agreement without cause with 30 days' prior written notice to the other party.

      If this Agreement is consistent with your understanding of our agreement, we would appreciate you signing two copies of this retainer where indicated and returning one copy to the Firm. The other copy is for your records.

      Phoenix Ventures thanks you for the opportunity to be of service to you and looks forward to a successful business venture with US Helicopter

AGREED TO AND ACCEPTED THIS 15th DAY OF OCTOBER, 2004:

US HELICOPTER CORPORATION

By:        /s/ John G. Murphy
    -----------------------------------
           John G. Murphy
           CEO and President.

PHOENIX VENTURES L.L.P.

By:        /s/ Robert D. Prunetti
    -----------------------------------
           Robert D. Prunetti
           President

                    427 RIVER VIEW PLAZA ~ TRENTON, NJ 08611
                    PHONE (609)-656-0800 ~ FAX (609)-656-0869